AMERICAN REALTY CAPITAL TRUST II, INC.

ARTICLES OF AMENDMENT

                      American Realty Capital Trust II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Articles”) is hereby amended by deleting in its entirety Article SECOND of the Articles and substituting in lieu thereof the following:

SECOND: The name of the corporation is: American Realty Capital Daily Net Asset Value Trust, Inc.

SECOND:  The foregoing amendment has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law.  The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Chief Executive Officer and Chairman of the Board and attested by its Executive Vice President and Secretary this 8th day of June, 2011.

ATTEST:		AMERICAN REALTY CAPITAL TRUST II, INC.

/s/ Edward M. Weil, Jr.		By:	/s/ Nicholas S. Schorsch
Name:	Edward M. Weil, Jr.	Name:	Nicholas S. Schorsch
Title:	Executive Vice President	Title:	Chief Executive Officer
	and Secretary		and Chairman of the Board